Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned each agree that (i) the statement on Schedule 13D relating to the common stock, par value $0.001 per share, of Particle Drilling Technologies, Inc., a Nevada corporation, has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them.  This agreement may be terminated with respect to the obligation to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: January 24, 2005	PRODRIL PARTNERS LLC

	By:	/s/ PRENTIS B. TOMLINSON
Prentis B. Tomlinson
Managing Member

Dated: January 24, 2005	/s/ PRENTIS B. TOMLINSON
Prentis B. Tomlinson

Dated: January 24, 2005	/s/ J. CHRIS BOSWELL
J. Chris Boswell

Dated: January 24, 2005	/s/ JOHN D. SCHILLER
John D. Schiller

Dated: January 24, 2005	/s/ THOMAS E. HARDISTY
Thomas E. Hardisty